PRICING SUPPLEMENT NO.  2    DATED October 12, 1999            Rule 424(b)(2)
(To Prospectus Dated October 29, 1998)                   File No. 333-65105


                                SCANA CORPORATION
                                Medium-Term Notes
               Due from Nine Months to 30 Years From Date of Issue


Principal Amount:  $50,000,000       Original Issue Date:  October 19, 1999

Issue Price:                    100%  Maturity Date:  October 19, 2004
            -----------------------                 --------------------------

Net Proceeds to Company:    99.50%     X  Book Entry Note

                                          Certificated Note

     X   Agent. Agent's Commission:          0.50%

        Principal. Underwriting Discount:       %

Redemption by Company (check one):

        X No. The Notes are not subject to redemption.

            Yes.  The Notes are subject to redemption as follows:

                  Redemption Date(s):

                  Redemption Price(s):

                  Initial Redemption Date:

Optional Repayment at Option of Holder (if applicable, check one):

        X No. The Notes are not subject to repayment.

            Yes.  The Holder may elect repayment as follows:

                  Optional Repayment Date(s):

                  Optional Repayment Price(s):

                  Provisions:

Interest (check one):

        X Fixed Rate Note. If this box is checked, the interest rate on the Notes shall be 7.44% per annum.

           Floating Rate Note.  If this box is checked the Initial Interest
           Rate on the Notes shall be          %.


Initial Interest Payment Period:   October 19, 1999 to April 1, 2000
                                --------------------------------------

Interest Payment Dates:       April 1 and October 1

Record Dates:             March 16 and September 15
             ---------------------------------------------------------


PAINEWEBBER INCORPORATED
                         BANC OF AMERICA SECURITIES LLC